As filed with the Securities and Exchange Commission on December 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

(Exact name of registrant as specified in its charter)

Maryland	86-3125132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

420 N. Wabash Avenue Suite 500 Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip code)

Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan

(Full title of the plans)

Anthony Cappell

Chief Executive Officer

Chicago Atlantic Real Estate Finance, Inc.

420 N. Wabash Avenue, Suite 500

Chicago, Illinois 60611

(Name and address of agent for service)

(312) 809-7002

(Telephone number, including area code, of agent for service)

Copies to:

Owen J. Pinkerton, Esq.
Daniel R. McKeithen, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, N.W.
Washington, DC 20001
(202) 383-0262

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	904,090	(3)	$16.00	$14,465,440	$1,340.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Chicago Atlantic Real Estate Finance, Inc. (the “Registrant”) that may be issued under the Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price per share of Common Stock of $16.00 per share as set forth in the Registrant’s Registration Statement on Form S-11 (File No. 333-260505), effective as of December 7, 2021.

(3)	Represents shares of Common Stock of the Registrant reserved for issuance under the Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Chicago Atlantic Real Estate Finance, Inc. (the “Company,” “us” “our” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference and made a part hereof:

(a)	Amendment No. 3 to the Company's Registration Statement on Form S-11 filed with the Commission on November 30, 2021 (Commission File No. 333-260505), which contains the Registrant’s audited financial statements as of March 31, 2021 and unaudited financial statements for the period April 1, 2021 (date of commencement of operations) to September 30, 2021;

(b)	the Company's Prospectus filed on December 9, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-11, as amended (Commission File No. 333-260505);

(c)	the description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on December 3, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits the Company to include a provision in its charter (the “Charter”) limiting the liability of its directors and officers to the Company and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the Company’s directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires the Company (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits the Company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in its right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Charter obligates the Company to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits the Company to indemnify and advance expenses to any individual who served any of its predecessors in any of the capacities described above and any employee or agent of the Company or any of its predecessors.

The Company has entered into indemnification agreements with each of its directors and officers whereby it agrees to indemnify such directors and officers to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

We do not currently carry directors’ and officers’ insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description
4.1	Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan (Filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-11 (File No. 333-260505), filed with the Commission on November 29, 2021).
5.1	Opinion of Venable LLP.*
23.1	Consent of Venable LLP (included in Exhibit 5.1 hereto).*
23.2	Consent of BDO USA LLP.*
24.1	Power of Attorney (included on signature page).*

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of December, 2021.

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each officer and director of Chicago Atlantic Real Estate Finance, Inc. whose signature appears below hereby constitutes and appoints Dr. Andreas Bodmeier and Lindsay Menze, and each of them to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution, resubstitution and revocation, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute and file this Registration Statement on Form S-8 and any and all amendments thereto (including, without limitation, any post-effective amendments), with any and all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on December 10, 2021.

Name	Title

/s/ Anthony Cappell	Chief Executive Officer and Director
Anthony Cappell	(Principal Executive Officer)

/s/ Lindsay Menze	Chief Financial Officer, Treasurer and Secretary
Lindsay Menze	(Principal Financial and Accounting Officer)

/s/ John Mazarakis	Director
John Mazarakis

/s/ Andreas Bodmeier	Director
Andreas Bodmeier

/s/ Peter Sack	Director
Peter Sack

/s/ Jason Papastavrou	Director
Jason Papastavrou

/s/ Frederick C. Herbst	Director
Frederick C. Herbst